Exhibit 99.1
GAYLORD ENTERTAINMENT COMPANY REPORTS SECOND QUARTER 2010 RESULTS
— Adjusted Gaylord Hotels (excluding Gaylord Opryland, but including the Radisson) RevPAR increased
5.1 percent in the Second Quarter of 2010 —
— Advance Group Bookings continue to show significant improvements over prior year quarter —
NASHVILLE, Tenn. (August 3, 2010) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the second quarter of 2010. Highlights from the second quarter include:
•	Consolidated revenue decreased 15.4 percent to $183.9 million in the second quarter of 2010 from $217.4 million in the same period last year, which includes the impact of the temporary closure of Gaylord Opryland and certain of the Company’s other Nashville-based assets due to the flood damage suffered on May 3, 2010. Adjusted Gaylord Hotels total revenue (which excludes Gaylord Opryland, but includes the Radisson) increased 4.7 percent to $152.0 million in the second quarter of 2010 compared to $145.2 million in the prior-year quarter. Adjusted Gaylord Hotels and adjusted hospitality segment results exclude Gaylord Opryland, but include the Radisson for all periods presented unless specifically noted otherwise. Adjusted Gaylord Hotels revenue per available room[1] (“RevPAR”) increased 5.1 percent and total revenue per available room[2] (“Total RevPAR”) increased 4.5 percent in the second quarter of 2010 compared to the second quarter of 2009. Total RevPAR performance in the second quarter of 2010 was impacted by declines in attrition and cancellation fee revenues which were elevated throughout 2009, but have continued to decline in the first six months of 2010 as occupancy levels recover and demand builds. Adjusted Gaylord Hotels Total RevPAR for the second quarter of 2010 includes attrition and cancellation fees of approximately $2.2 million collected during the quarter compared to $6.1 million in fees for the prior-year quarter.

•	Loss from continuing operations was $26.0 million, or a loss of $0.55 per diluted share (based on 47.1 million weighted average shares outstanding) in the second quarter of 2010 compared to income from continuing operations of $10.4 million, or $0.25 per diluted share, in the prior-year quarter (based on 41.2 million weighted average shares outstanding). Loss from continuing operations in the second quarter of 2010 included $81.3 million in pre-tax casualty loss expenses associated with the flood damage at the Company’s Nashville properties, which were partially offset by $50.0 million in insurance proceeds. Loss from continuing operations in the second quarter of 2010 also includes $6.2 million in preopening costs associated with efforts to reopen the Nashville properties. Casualty loss and pre-opening costs have been segregated from the normal operating costs of the Company and presented separately in the accompanying financial information. Income from continuing operations in the second quarter of 2009 included an $8.2 million pre-tax gain on the repurchase of $28.3 million in aggregate principal amount of the Company’s outstanding senior notes, a $3.6 million gain related to a payment received in connection with a tax increment financing (“TIF”) arrangement related to the Ryman Auditorium, and $2.8 million in expense related to severance costs associated with the Company’s cost containment initiatives.

•	Adjusted EBITDA[3], which includes casualty and pre-opening costs, was $5.3 million in the second quarter of 2010 compared to $49.4 million in the prior-year quarter.

•	Consolidated Cash Flow[4] (“CCF”) decreased 1.4 percent to $55.4 million in the second quarter of 2010 compared to $56.2 million in the same period last year. CCF in the second quarter of 2010 included a Casualty Loss benefit of $10.4 million. CCF in the second quarter of 2009 included approximately $2.4 million of expenses related to severance costs and the gain under the TIF arrangement related to the Ryman Auditorium of $3.6 million.

•	Gaylord Hotels (including Gaylord Opryland) gross advance group bookings in the second quarter of 2010 for all future periods were 536,860 room nights, an increase of 6.7 percent when compared to the same period last year. Net of attrition and cancellations, advance bookings in the second quarter of 2010 for all future periods were 91,385 room nights, a decrease of 47.5 percent when compared to the same period last year, and includes approximately 283,000 Gaylord Opryland cancellations due to the closure of the property.
Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment, stated, “Our immediate focus has been on rebuilding and reopening our Nashville-area assets following the unprecedented flooding in May. The flooding created some extremely significant challenges for our company during the second quarter, but I am proud of how we responded. However, we have not in any way lost focus on our other properties, which continue to generate solid cash flow and to show meaningful improvements in bookings. Our financial results prove that tremendous demand exists for our unique offerings, especially since our second quarter comparisons are difficult given our solid relative performance in the second quarter of 2009. We are encouraged that the hospitality environment is beginning to show signs of recovery, and we will continue to capitalize on the positive momentum that has developed.
“We were particularly encouraged by the continued growth of gross advance bookings, which were up significantly year-over-year for the third consecutive quarter as we booked more than 535,000 gross advance group room nights. As of June 30th, we have over 4.8 million net advance group room nights on the books for all future periods. During the second quarter, we also booked over 45,000 net advance group room nights at Gaylord Opryland for 2011, roughly 129 percent more than we booked in the same period last year for 2010. This is a clear sign that our loyal groups of customers are confident that the iconic hotel in Nashville will be back and better than ever.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the second quarter of 2010 include:
•	Adjusted Gaylord Hotels RevPAR increased 5.1 percent to $131.23 in the second quarter of 2010 compared to $124.81 in the prior-year quarter. Adjusted Gaylord Hotels Total RevPAR increased 4.5 percent to $319.58 in the second quarter compared to $305.88 in the prior-year quarter.

•	Adjusted Gaylord Hotels CCF increased 4.2 percent in the second quarter to $48.1 million compared to $46.2 million in the prior-year quarter. Adjusted Gaylord Hotels CCF Margin[4] decreased 20 basis points to 31.6 percent in the second quarter of 2010 compared to 31.8 percent for the same period last year.

•	Adjusted Gaylord Hotels attrition that occurred for groups that traveled in the second quarter of 2010 was 12.5 percent of the agreed-upon room block compared to 20.0 percent for the same period in 2009. Adjusted Gaylord Hotels in-the-year, for-the-year cancellations in the second quarter of 2010 totaled 12,432 room nights compared to 19,597 in the same period of 2009. Adjusted Gaylord Hotels attrition and cancellation fee collections totaled $2.2 million in the second quarter of 2010 compared to $6.1 million for the same period in 2009.
Reed continued, “We were able to deliver solid profitability this quarter with adjusted hospitality segment CCF Margin of 31.6 percent, roughly in line with the same quarter last year. Notably, we maintained our profitability margin even as attrition and cancellation fees collected continued to decline. The 12.5 percent attrition level in the second quarter improved 750 basis points year-over-year, and in-the-year, for-the-year cancellations were down by over 36 percent from the same period last year. We believe that we will continue to see these attrition and cancellation levels normalize as the macroeconomic environment continues to show further improvements.”
At the property level, Gaylord Palms posted revenue of $37.8 million in the second quarter of 2010, a 3.5 percent decrease compared to $39.2 million in the prior-year quarter, driven primarily by a decrease in group Average Daily Rate (“ADR”). ADR in the Orlando market continues to be under significant pressure as over 2,000 rooms have been added into the market since September 2009. Absorption of this new supply has been slow as a result of the challenging economic environment. Occupancy for the second quarter of 2010 was up 1.0 percentage point compared to the prior-year quarter and was driven primarily by an increase in association group room nights. Second quarter RevPAR decreased 9.8 percent to $117.27 compared to $129.95 in the prior-year quarter. Total RevPAR in the second quarter of 2010 decreased 3.5 percent to $295.73 compared to $306.56 in the prior-year quarter. As a result of the decline in ADR, CCF in the second quarter of 2010 decreased to $10.4 million compared to $11.9 million in the prior-year quarter, resulting in a CCF margin of 27.6 percent, a 280 basis point decrease compared to 30.4 percent in the prior-year quarter.
Gaylord Texan revenue was $45.4 million in the second quarter of 2010, an increase of 9.3 percent from $41.5 million in the prior-year quarter, driven by an increase in occupancy and outside the room spend. Occupancy for the second quarter of 2010 was up 9.9 percentage points compared to the second quarter of 2009 and was driven by a significant increase in association group room nights. RevPAR in the second quarter of 2010 increased 12.4 percent to $119.31 when compared to $106.13 in the prior-year quarter due to the increase in occupancy. Total RevPAR increased 9.3 percent to $330.27 compared to $302.28 in the prior-year quarter, driven by an increase in food and beverage revenue. CCF increased 14.6 percent to $14.9 million in the second quarter of 2010, versus $13.0 million in the prior-year quarter, resulting in a 32.9 percent CCF margin, a 150 basis point increase over the prior-year quarter.
Gaylord National generated revenue of $66.8 million in the second quarter of 2010, a 6.9 percent increase when compared to the prior-year quarter of $62.5 million, due to an increase in occupancy and outside the room spend. Occupancy for the second quarter of 2010 was up 7.3 points to 75.2 percent when compared to 67.9 percent in the prior-year quarter, driven by an increase in group room nights. RevPAR in the second quarter of 2010 increased 11.8 percent to $162.38 when compared to $145.25 in the prior-year quarter. Total RevPAR increased 6.9 percent to $367.72 in the second quarter of 2010 when compared to

$343.99 in the prior-year quarter. CCF increased 6.8 percent to $22.0 million in the second quarter of 2010 when compared to $20.6 million in the prior-year quarter. CCF margin was flat at 33.0 percent in the second quarter when compared to the prior-year quarter.
In April 2010, Gaylord Opryland generated revenue of $20.3 million, a 13.3 percent increase compared to April in the prior-year. Occupancy for the month increased 9.8 percentage points compared to the prior-year April. April 2010 RevPAR increased 15.1 percent to $109.87, and Total RevPAR for the month increased 13.3 percent to $234.47. CCF increased 31.2 percent to $5.9 million, compared to $4.5 million in April of 2009. Gaylord Opryland was evacuated and closed due to flooding on May 2, 2010. For the two-day period of May that the hotel was open, Gaylord Opryland generated revenue of $0.7 million and CCF of $0.2 million.
Reed continued, “Clearly the flooding in Nashville that occurred in early May had a significant impact on our quarter. Beyond the obvious effect the flood and the subsequent closure of Gaylord Opryland has had on our STARS and on the Nashville community, the events in May are also disappointing given the positive momentum that we were experiencing at Gaylord Opryland during the first four months of the year. However, the good news is that our team has been working tirelessly, and the restoration process is well underway and going well. We are on schedule to reopen the hotel in November 2010, and our spending is currently tracking within the guidelines we have previously disclosed. We will continue to focus intensely on completing the work that has to be done at the Gaylord Opryland property and all of our flood-impacted Nashville assets, and are confident that when Gaylord Opryland reopens, our customers will consider it an even stronger asset.”
Opry and Attractions
Opry and Attractions segment revenue decreased 35.0 percent to $10.9 million in the second quarter of 2010, compared to $16.8 million in the year-ago quarter. The segment’s CCF decreased to $2.1 million in the second quarter of 2010 from $7.6 million in the prior-year quarter. CCF in the second quarter of 2009 included a $3.6 million gain recorded from a TIF payment related to the Ryman Auditorium. Opry and Attractions revenue and CCF in the second quarter of 2010 was impacted by the flood damage and temporary closure of Gaylord’s Nashville assets, and a reduction in visitor volume due to the closure of Gaylord Opryland. The Wildhorse Saloon was restored following the flood and reopened during the second quarter. The General Jackson Showboat and the Grand Ole Opry shows and live radio broadcasts continue to operate utilizing remote locations, and the Company expects to return these attractions to their normal physical locations early in the fourth quarter of 2010. On June 1, 2010, the Company completed the sale of its Corporate Magic event planning business, which is included in discontinued operations for all periods presented. As a result, financial performance in the second quarter of 2010 includes a $0.7 million gain from the sale of Corporate Magic.
Corporate and Other
Corporate and Other operating loss totaled $14.1 million in the second quarter of 2010 compared to an operating loss of $14.8 million in the same period last year. Corporate and Other CCF in the second quarter of 2010 decreased 0.9 percent to a loss of $11.3 million compared to a loss of $11.2 million in the same period last year. For the quarter, the difference between Corporate and Other operating loss and Corporate and Other CCF was primarily due to depreciation and amortization expense and non-cash stock option expense. Second quarter 2009 CCF included approximately $1.7 million in expense associated with severance costs.
Casualty Loss
Net casualty loss expense as a result of the flooding for the second quarter of 2010 totaled $31.3 million. This amount includes $41.5 million in non-cash impairment expense related to the write-off of flood-damaged assets, $18.8 million of continuing costs incurred thus far related to the flood-impacted businesses, $14.9 million in site remediation expense, $3.0 million in non-capitalized repairs and $3.2 million of other flood-related casualty loss expense, partially offset by $50.0 million in insurance claim proceeds. Casualty Loss CCF in the second quarter of 2010 was a benefit of $10.4 million. The CCF impact of the casualty loss was favorable in the second quarter of 2010, as the calculation of CCF excludes non-cash impairment expense and pre-opening expense and includes the impact of insurance claim proceeds.
Development Update
Gaylord Entertainment’s planned resort and convention hotel in Mesa, Arizona remains in the very early stages of planning, and specific details of the property and budget have not yet been determined. The Company anticipates that any expenditure associated with the project will not have a material financial impact in the near-term.
Liquidity
As of June 30, 2010, the Company had long-term debt outstanding, including current portion, of $1,154.4 million and unrestricted and restricted cash of $184.5 million. At the end of the second quarter of 2010, $300.0 million of borrowings were undrawn under the Company’s $1.0 billion credit facility, and the lending banks had issued $8.6 million in letters of credit, which left $291.4 million of availability under the credit facility.
Outlook
The following business performance outlook is based on current information as of August 3, 2010. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
Reed concluded, “We continued to see positive trends materialize this quarter, including growth in advance bookings, an increase in lead volumes, and a continued decline in attrition and cancellation rates. We also saw improvements in RevPAR and Total RevPAR — a clear sign that customers are growing more confident. While there is pressure on room rate in the near-term, we are seeing signs of improvement. As an example, the rates we currently have on the books for room nights in 2011 and 2012 demonstrate significant pricing improvements across our properties.
“In our initial post-flood investor communications conference call on May 7, 2010, we provided guidance for our assets located outside of Nashville, Tennessee — the Gaylord Palms, the Gaylord Texan and the Gaylord National. Based on the pace of bookings in-the-year, for-the-year, the success of our efforts to grow our transient demand and the growth in outside-the-room spend, we believe it is appropriate to raise our revenue guidance for the full year 2010. We are raising revenue guidance to a RevPAR increase of 3.0 to 4.5 percent and Total RevPAR to an increase of 4.0 to 5.5 percent year-over-year. Similarly, as occupancy levels began to recover in the first six months of 2010, we were successful in managing our costs and driving solid profitability margins. We believe this performance and our resulting outlook on the remainder of the year is sufficient to raise our full year 2010 CCF guidance for these three properties to $160-$168 million.
“We are confident that we will be able to reopen the Grand Ole Opry House on October 1, 2010 and Gaylord Opryland on November 15, 2010. As a result, we are providing guidance for these and our other flood-damaged Nashville assets. For the full year 2010, we anticipate Gaylord Opryland will generate CCF of $20-$25 million and the Opryland-area Radisson will generate CCF of $1-$2 million. For the full year 2010, we anticipate Opry and Attractions will generate CCF of $5-$7 million and Corporate & Other will generate a CCF loss of $(46)-$(44) million.

The guidance below does not include any CCF impact from casualty loss.

	Full Year 2010	Full Year 2010
	Prior Guidance	New Guidance

Consolidated Cash Flow
Gaylord Palms, Texan & National	$156 - 166 Million	$160 - 168 Million
Gaylord Opryland	n/a	$20 - 25 Million
Radisson — Nashville	n/a	$1 - 2 Million
Opry and Attractions	n/a	$5 - 7 Million
Corporate and Other	n/a	$(46 - 44) Million

Totals	n/a	$140 - 158 Million

Gaylord Palms, Texan and National RevPAR	2.0% - 4.0%	3.0% - 4.5%
Gaylord Palms, Texan and National Total RevPAR	3.0% - 5.0%	4.0% - 5.5%
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the flood damage to Gaylord Opryland and our other Nashville-area Gaylord facilities, which include significant revenue losses and costs associated with the hotel closure and the rebuilding effort, which, in the aggregate, will exceed the coverage under the Company’s insurance policies; risks inherent in the construction process, including significant financial commitments, the risk of fluctuations in the costs of materials and labor and diversion of management time and attention; effects of the hotel closure including the possible loss of experienced employees, the loss of customer goodwill, uncertainty of future hotel bookings and other negative factors yet to be determined, and risks associated with compliance with the Company’s $1.0 Billion Credit Facility; economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

[1]	The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room sales by room nights available to guests for the period.

[2]	The Company calculates total revenue per available room (“Total RevPAR”) for its hotels by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

[3]	Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets and purchases of our debt. In accordance with generally accepted accounting principles, these items are not included in determining our operating income. The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net (loss) income is presented in the Supplemental Financial Results contained in this press release.

[4]	As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of preopening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net (loss) income or segment (or hotel) operating (loss) income is included as part of the Supplemental Financial Results contained in this press release. CCF margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Senior Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com or dzacchei@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun. 30,		Jun. 30,
	2010	2009	2010	2009
Revenues	$183,879	$217,350	$398,360	$427,740
Operating expenses:
Operating costs	104,746	125,824	235,301	255,939
Selling, general and administrative (a)	36,288	42,145	78,190	86,304
Casualty loss	31,347	—	31,347	—
Preopening costs	6,240	—	6,240	—
Depreciation and amortization	25,951	28,643	53,022	56,708

Operating (loss) income	(20,693)	20,738	(5,740)	28,789

Interest expense, net of amounts capitalized	(20,480)	(18,229)	(40,595)	(36,829)
Interest income	3,286	4,183	6,508	8,029
Income (loss) from unconsolidated companies	190	(12)	117	117
Net gain on extinguishment of debt	100	8,169	1,299	24,726
Other gains and (losses), net	(147)	3,654	(160)	3,504

(Loss) income before provision for income taxes	(37,744)	18,503	(38,571)	28,336

(Benefit) provision for income taxes	(11,697)	8,119	(10,722)	14,414

(Loss) income from continuing operations	(26,047)	10,384	(27,849)	13,922

Income (loss) from discontinued operations, net of taxes	3,327	(333)	3,279	(444)

Net (loss) income	$(22,720)	$10,051	$(24,570)	$13,478

Basic net (loss) income per share:
(Loss) income from continuing operations	$(0.55)	$0.25	$(0.59)	$0.34
Income (loss) from discontinued operations, net of taxes	0.07	—	0.07	(0.01)

Net (loss) income	$(0.48)	$0.25	$(0.52)	$0.33

Fully diluted net (loss) income per share:
(Loss) income from continuing operations	$(0.55)	$0.25	$(0.59)	$0.34
Income (loss) from discontinued operations, net of taxes	0.07	(0.01)	0.07	(0.01)

Net (loss) income	$(0.48)	$0.24	$(0.52)	$0.33

Weighted average common shares for the period (b):
Basic	47,098	40,937	47,055	40,922
Fully-diluted	47,098	41,157	47,055	41,138

(a)	Includes non-cash lease expense of $1.5 million for the three months ended June 30, 2010 and 2009, respectively, and $3.0 million for the six months ended June 30, 2010 and 2009, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

(b)	Reflects 6,000,000 shares of common stock issued in a public offering in the third quarter of 2009.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Jun. 30,	Dec. 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$183,302	$180,029
Cash and cash equivalents — restricted	1,150	1,150
Trade receivables, net	38,607	39,864
Insurance proceeds receivable	30,000	—
Income tax receivable	51,659	28,796
Estimated fair value of derivative assets	14	—
Deferred income taxes	1,806	2,525
Other current assets	51,267	50,768
Current assets of discontinued operations	63	2,444

Total current assets	357,868	305,576

Property and equipment, net of accumulated depreciation	2,086,024	2,149,782
Notes receivable, net of current portion	135,021	142,311
Long-term deferred financing costs	15,197	18,081
Other long-term assets	47,819	44,858
Long-term assets of discontinued operations	374	415

Total assets	$2,642,303	$2,661,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,239	$1,814
Accounts payable and accrued liabilities	152,218	148,660
Estimated fair value of derivative liabilities	16	—
Current liabilities of discontinued operations	645	3,872

Total current liabilities	154,118	154,346

Long-term debt and capital lease obligations, net of current portion	1,153,166	1,176,874
Deferred income taxes	122,969	100,590
Estimated fair value of derivative liabilities	20,074	25,661
Other long-term liabilities	128,949	124,377
Long-term liabilities of discontinued operations	451	491
Stockholders’ equity	1,062,576	1,078,684

Total liabilities and stockholders’ equity	$2,642,303	$2,661,023

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
	2010		2009		2010		2009
	$	Margin	$	Margin	$	Margin	$	Margin

Consolidated
Revenue	$183,879	100.0%	$217,350	100.0%	$398,360	100.0%	$427,740	100.0%

Net (loss) income	$(22,720)	-12.4%	$10,051	4.6%	$(24,570)	-6.2%	$13,478	3.2%
(Income) loss from discontinued operations, net of taxes	(3,327)	-1.8%	333	0.2%	(3,279)	-0.8%	444	0.1%
(Benefit) provision for income taxes	(11,697)	-6.4%	8,119	3.7%	(10,722)	-2.7%	14,414	3.4%
Other (gains) and losses, net	147	0.1%	(3,654)	-1.7%	160	0.0%	(3,504)	-0.8%
Net gain on extinguishment of debt	(100)	-0.1%	(8,169)	-3.8%	(1,299)	-0.3%	(24,726)	-5.8%
(Income) loss from unconsolidated companies	(190)	-0.1%	12	0.0%	(117)	0.0%	(117)	0.0%
Interest expense, net	17,194	9.4%	14,046	6.5%	34,087	8.6%	28,800	6.7%

Operating (loss) income	(20,693)	-11.3%	20,738	9.5%	(5,740)	-1.4%	28,789	6.7%
Depreciation & amortization	25,951	14.1%	28,643	13.2%	53,022	13.3%	56,708	13.3%

Adjusted EBITDA	5,258	2.9%	49,381	22.7%	47,282	11.9%	85,497	20.0%
Pre-opening costs	6,240	3.4%	—	0.0%	6,240	1.6%	—	0.0%
Impairment charges	41,541	22.6%	—	0.0%	41,541	10.4%	—	0.0%
Other non-cash expenses	1,479	0.8%	1,504	0.7%	2,958	0.7%	3,010	0.7%
Stock option expense	756	0.4%	1,634	0.8%	1,455	0.4%	3,248	0.8%
Other gains and (losses), net	(147)	-0.1%	3,654	1.7%	(160)	0.0%	3,504	0.8%
Loss on sales of assets	261	0.1%	3	0.0%	274	0.1%	55	0.0%

CCF	$55,388	30.1%	$56,176	25.8%	$99,590	25.0%	$95,314	22.3%

Adjusted Hospitality segment (excludes Gaylord Opryland, includes Nashville Radisson) (a)
Revenue	$151,957	100.0%	$145,188	100.0%	$300,983	100.0%	$291,313	100.0%
Operating income	29,509	19.4%	25,567	17.6%	53,070	17.6%	48,700	16.7%
Depreciation & amortization	16,882	11.1%	18,830	13.0%	34,121	11.3%	37,351	12.8%
Other non-cash expenses	1,479	1.0%	1,504	1.0%	2,958	1.0%	3,010	1.0%
Stock option expense	220	0.1%	260	0.2%	426	0.1%	540	0.2%
Other gains and (losses), net	(229)	-0.2%	—	0.0%	(247)	-0.1%	(134)	0.0%
Loss (gain) on sales of assets	229	0.2%	(9)	0.0%	247	0.1%	27	0.0%

CCF	$48,090	31.6%	$46,152	31.8%	$90,575	30.1%	$89,494	30.7%

Gaylord Palms, Texan and National (excludes Gaylord Opryland and Nashville Radisson) (a)
Revenue	$150,050	100.0%	$143,258	100.0%	$297,713	100.0%	$287,653	100.0%
Operating income	28,978	19.3%	25,157	17.6%	52,504	17.6%	48,194	16.8%
Depreciation & amortization	16,725	11.1%	18,669	13.0%	33,803	11.4%	37,026	12.9%
Other non-cash expenses	1,479	1.0%	1,504	1.0%	2,958	1.0%	3,010	1.0%
Stock option expense	220	0.1%	260	0.2%	426	0.1%	540	0.2%
Other gains and (losses), net	(229)	-0.2%	—	0.0%	(247)	-0.1%	(134)	0.0%
Loss (gain) on sales of assets	229	0.2%	(9)	0.0%	247	0.1%	27	0.0%

CCF	$47,402	31.6%	$45,581	31.8%	$89,691	30.1%	$88,663	30.8%

Gaylord Opryland (a)
Revenue	$20,963	100.0%	$55,317	100.0%	$75,632	100.0%	$109,839	100.0%
Operating (loss) income	(5,579)	-26.6%	7,310	13.2%	1,106	1.5%	10,328	9.4%
Depreciation & amortization	5,561	26.5%	6,119	11.1%	11,541	15.3%	12,187	11.1%
Pre-opening costs	6,079	29.0%	—	0.0%	6,079	8.0%	—	0.0%
Stock option expense	40	0.2%	140	0.3%	154	0.2%	343	0.3%
Other gains and (losses), net	—	0.0%	—	0.0%	1	0.0%	—	0.0%
Gain on sales of assets	—	0.0%	—	0.0%	(1)	0.0%	—	0.0%

CCF	$6,101	29.1%	$13,569	24.5%	$18,880	25.0%	$22,858	20.8%

Opry and Attractions segment (a)
Revenue	$10,930	100.0%	$16,823	100.0%	$21,691	100.0%	$26,538	100.0%
Operating income	857	7.8%	2,699	16.0%	93	0.4%	220	0.8%
Depreciation & amortization	1,058	9.7%	1,265	7.5%	2,420	11.2%	2,373	8.9%
Pre-opening costs	161	1.5%	—	0.0%	161	0.7%	—	0.0%
Stock option expense	19	0.2%	57	0.3%	65	0.3%	133	0.5%
Other gains and (losses), net	(32)	-0.3%	3,611	21.5%	(32)	-0.1%	3,611	13.6%
Loss on sales of assets	32	0.3%	—	0.0%	32	0.1%	—	0.0%

CCF	$2,095	19.2%	$7,632	45.4%	$2,739	12.6%	$6,337	23.9%

Corporate and Other segment (a)
Revenue	$29		$22		$54		$50
Operating loss	(14,133)		(14,838)		(28,662)		(30,459)
Depreciation & amortization	2,450		2,429		4,940		4,797
Stock option expense	404		1,177		737		2,232
Other gains and (losses), net	—		43		4		27
Loss (gain) on sales of assets	—		12		(4)		28

CCF	$(11,279)		$(11,177)		$(22,985)		$(23,375)

Casualty Loss (a)
Casualty loss expense	$(81,347)		$—		$(81,347)		$—
Insurance proceeds	50,000		—		50,000		—

Operating loss	(31,347)		—		(31,347)		—
Impairment charges	41,541		—		41,541		—
Stock option expense	73		—		73		—
Other gains and (losses), net	114		—		114		—

CCF	$10,381		$—		$10,381		$—

(a)	Individual segments exclude effect of Casualty Loss, which is shown separately

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2010	2009	2010	2009
HOSPITALITY OPERATING METRICS:

Adjusted Hospitality Segment (excludes Gaylord Opryland, includes Nashville Radisson)

Occupancy	72.4%	66.9%	71.6%	64.9%
Average daily rate (ADR)	$181.34	$186.51	$179.21	$193.02
RevPAR	$131.23	$124.81	$128.27	$125.32
OtherPAR	$188.35	$181.07	$190.25	$183.24
Total RevPAR	$319.58	$305.88	$318.52	$308.56

Revenue	$151,957	$145,188	$300,983	$291,313
CCF	$48,090	$46,152	$90,575	$89,494
CCF Margin	31.6%	31.8%	30.1%	30.7%

Gaylord Palms, Texan and National (excludes Gaylord Opryland and Nashville Radisson)

Occupancy	73.4%	67.1%	72.8%	65.3%
Average daily rate (ADR)	$185.58	$192.00	$183.08	$198.32
RevPAR	$136.22	$128.83	$133.37	$129.60
OtherPAR	$199.40	$191.60	$201.42	$193.88
Total RevPAR	$335.62	$320.43	$334.79	$323.48

Revenue	$150,050	$143,258	$297,713	$287,653
CCF	$47,402	$45,581	$89,691	$88,663
CCF Margin	31.6%	31.8%	30.1%	30.8%

Gaylord Opryland (a)

Occupancy	71.9%	62.5%	65.0%	60.4%
Average daily rate (ADR)	$150.38	$154.65	$145.15	$155.07
RevPAR	$108.14	$96.67	$94.41	$93.67
OtherPAR	$126.75	$114.47	$122.70	$117.11
Total RevPAR	$234.89	$211.14	$217.11	$210.78

Revenue	$20,963	$55,317	$75,632	$109,839
CCF	$6,101	$13,569	$18,880	$22,858
CCF Margin	29.1%	24.5%	25.0%	20.8%

Gaylord Palms

Occupancy	72.3%	71.3%	73.2%	70.0%
Average daily rate (ADR)	$162.29	$182.37	$169.62	$189.86
RevPAR	$117.27	$129.95	$124.21	$132.94
OtherPAR	$178.46	$176.61	$194.68	$201.57
Total RevPAR	$295.73	$306.56	$318.89	$334.51

Revenue	$37,837	$39,224	$81,154	$85,128
CCF	$10,438	$11,937	$25,054	$27,918
CCF Margin	27.6%	30.4%	30.9%	32.8%

Gaylord Texan

Occupancy	72.1%	62.2%	72.4%	61.7%
Average daily rate (ADR)	$165.58	$170.70	$167.13	$177.94
RevPAR	$119.31	$106.13	$121.04	$109.74
OtherPAR	$210.96	$196.15	$216.39	$197.26
Total RevPAR	$330.27	$302.28	$337.43	$307.00

Revenue	$45,412	$41,542	$92,283	$83,938
CCF	$14,935	$13,030	$30,898	$25,398
CCF Margin	32.9%	31.4%	33.5%	30.3%

Gaylord National

Occupancy	75.2%	67.9%	72.9%	64.9%
Average daily rate (ADR)	$215.83	$213.84	$204.61	$219.41
RevPAR	$162.38	$145.25	$149.15	$142.31
OtherPAR	$205.34	$198.74	$194.95	$185.89
Total RevPAR	$367.72	$343.99	$344.10	$328.20

Revenue	$66,791	$62,481	$124,314	$118,572
CCF	$22,033	$20,621	$33,777	$35,373
CCF Margin	33.0%	33.0%	27.2%	29.8%

Nashville Radisson and Other (b)

Occupancy	55.5%	64.0%	51.0%	58.1%
Average daily rate (ADR)	$90.52	$93.18	$89.48	$96.23
RevPAR	$50.20	$59.64	$45.67	$55.89
OtherPAR	$9.31	$10.34	$9.11	$10.85
Total RevPAR	$59.51	$69.98	$54.78	$66.74

Revenue	$1,917	$1,941	$3,232	$3,675
CCF	$684	$564	$846	$805
CCF Margin	35.7%	29.1%	26.2%	21.9%

(a)	Gaylord Opryland 2010 statistics are through May 2, 2010.

(b)	Includes other hospitality revenue and expense.

Gaylord Entertainment Company and Subsidiaries
Reconciliation of Forward-Looking Statements
Unaudited
(in thousands)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE
	FULL YEAR 2010
	Low	High
Gaylord Palms, Texan and National
Estimated Operating Income/(Loss)	$87,400	$92,300
Estimated Depreciation & Amortization	66,000	68,000

Estimated Adjusted EBITDA	$153,400	$160,300
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	5,800	6,000
Estimated Stock Option Expense	800	1,200
Estimated Gains/(Losses), Net	0	500

Estimated CCF	$160,000	$168,000

	Low	High
Gaylord Opryland
Estimated Operating Income/(Loss)	($42,500)	($47,500)
Estimated Depreciation & Amortization	13,350	15,750

Estimated Adjusted EBITDA	($29,150)	($31,750)
Estimated Pre-Opening Costs	49,000	56,000
Estimated Non-Cash Lease Expense	0	0
Estimated Stock Option Expense	150	250
Estimated Gains/(Losses), Net	0	500

Estimated CCF	$20,000	$25,000

	Low	High
Radisson — Nashville
Estimated Operating Income/(Loss)	$500	$1,050
Estimated Depreciation & Amortization	500	650

Estimated Adjusted EBITDA	$1,000	$1,700
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	0	0
Estimated Stock Option Expense	0	0
Estimated Gains/(Losses), Net	0	300

Estimated CCF	$1,000	$2,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	($300)	($500)
Estimated Depreciation & Amortization	4,000	4,900

Estimated Adjusted EBITDA	$3,700	$4,400
Estimated Pre-Opening Costs	1,200	1,800
Estimated Stock Option Expense	100	300
Estimated Gains/(Losses), Net	0	500

Estimated CCF	$5,000	$7,000

Corporate and Other segment
Estimated Operating Income/(Loss)	($57,300)	($56,500)
Estimated Depreciation & Amortization	9,800	10,500

Estimated Adjusted EBITDA	($47,500)	($46,000)
Estimated Stock Option Expense	1,500	1,800
Estimated Gains/(Losses), Net	0	200

Estimated CCF	($46,000)	($44,000)